As filed with the Securities and Exchange Commission on November 4, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HANESBRANDS INC.

(Exact name of Registrant as specified in its charter)

Maryland	20-3352316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 East Hanes Mill Road Winston-Salem, North Carolina	27105
(Address of principal executive offices)	(Zip code)

Hanesbrands Inc. Executive Deferred Compensation Plan

Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan

(Fill title of the plan)

Joia M. Johnson, Esq.

Chief Administrative Officer, General Counsel and Corporate Secretary

Hanesbrands Inc.

1000 East Hanes Mill Road

Winston-Salem, North Carolina 27105

(Name and address of agent for service)

(336) 519-8080

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations	$30,000,000(1)	100%	$30,000,000	$3,477.00

(1)	The Deferred Compensation Obligations are unsecured general obligations of Hanesbrands Inc. to pay deferred compensation in accordance with the terms of the Hanesbrands Inc. Executive Deferred Compensation Plan and Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan. A total of $15 million is reserved as deferred compensation obligations under the Hanesbrands Inc. Executive Deferred Compensation Plan and $15 million is reserved as deferred compensation obligations under the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan. Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Introductory Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this registration statement as required by Rule 428(b).

PART II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Hanesbrands Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016 filed with the SEC on February 5, 2016;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended April 2, 2016, July 2, 2016 and October 1, 2016 filed with the SEC on April 26, 2016, August 4, 2016 and October 28, 2016, respectively; and

(c)	The Company’s Current Reports on Form 8-K filed with the SEC on April 27, 2016, April 28, 2016 (Item 1.01 only), May 3, 2016, May 6, 2016, May 17, 2016, May 19, 2016, June 3, 2016, June 8, 2016, June 13, 2016, July 7, 2016, July 15, 2016 (Item 2.03 only) and July 20, 2016.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

This registration statement registers deferred compensation obligations pursuant to the Hanesbrands Inc. Executive Deferred Compensation Plan (the “employee plan”) and the Hanesbrands Inc. Non-Employee Directors Deferred Compensation Plan (the “director plan” and, together with the employee plan, the “plans”), which represent obligations of the Company to pay deferred compensation in the future in accordance with the terms of each plan. Eligible employees of the Company are entitled to defer receipt of certain compensation into the employee plan, and non-employee members of the Company’s board of directors are entitled to defer receipt of cash and equity retainer payments into the director plan.

The deferred compensation obligations are general unsecured obligations of the Company subject to the claims of its general creditors. The plans are considered entirely unfunded for tax purposes. The amount of compensation to be deferred by each participating eligible employee or member of the board of directors (each, a “Participant”) is determined in accordance with the applicable plan based on elections by the Participant.

A Participant may designate one or more beneficiaries to receive any portion of the deferred compensation obligations payable in the event of death. Participants or beneficiaries may not anticipate, alienate, sell, transfer, assign or otherwise dispose of any right or interest in the plan in which they are participating.

The amount of compensation deferred by each Participant is determined in accordance with each Participant’s election. Deferred compensation obligations in an amount equal to each Participant’s Deferral Account (as defined in the applicable plan) consisting of deferred compensation for a plan year (and any earnings or losses in value thereon) will be payable either on the withdrawal date elected by the Participant or upon the occurrence of certain events as provided under the applicable plan.

Under the plans, deferred compensation obligations earn or lose value based on the investment performance of one or more of the various investment funds offered under the applicable plan and selected by the Participants. However, the Company is not obligated to invest in such funds. The investment funds are used only for purposes of crediting or debiting the Participants’ Deferral Accounts with deemed earnings or losses. Participants have no actual investment in these funds.

The deferred compensation obligations are not convertible into another security of the Company. The deferred compensation obligations will not have the benefit of any negative pledge or any other affirmative or negative covenant on the part of the Company. Neither will the deferred compensation obligations have the benefit of any lien on any specific property of the Company.

The Company reserves the right to amend or terminate the either of the plans at any time, except that no such amendment or termination shall adversely affect a Participant’s right to deferred compensation obligations in the amount of the Participant’s Deferral Accounts as of the date of such amendment or termination.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Maryland corporation. Section 2-405.2 of the Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment or other adjudication and that is material to the cause of action adjudicated in the proceeding. The Company’s charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by the MGCL.

Section 2-418(d) of the MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director of the corporation who has been successful, on the merits or otherwise, in the defense of any proceeding to which such director was made a party by reason of the director’s service in that capacity. Section 2-418(b) permits a corporation to indemnify its present or former directors against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with any proceeding to which the director is made a party by reason of the director’s service as a director, unless it is established that (1) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the director actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If, however, the proceeding was one by or in the right of the corporation and the director was adjudged liable to the corporation, the corporation may not indemnify the director, unless ordered by a court and then only for expenses. The MGCL also permits a Maryland corporation to pay a director’s expenses in advance of the final disposition of an action to which the director is a party upon receipt by the corporation of (1) a written affirmation by the director of the director’s good faith belief that the director has met the standard of conduct necessary for indemnification and (2) a written undertaking by or on behalf of the director to repay the amount advanced if it is ultimately determined that the director did not meet the necessary standard of conduct. Section 2-418 of the MGCL defines a director as any person who is or was a director of a corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company or other enterprise or employee benefit plan. Section 2-418(j)(2) of the MGCL also permits a Maryland corporation to indemnify and advance expenses to its officers, employees and agents to the extent that it may indemnify and advance expenses to its directors.

The Company’s charter authorizes it, and the Company’s bylaws obligate it, to the maximum extent permitted by the MGCL, to indemnify any of the Company’s present or former directors or officers or those of the Company’s subsidiaries who (1) is made or threatened to be made a party to a proceeding by reason of such person’s service in that capacity or (2) while a director or officer and at the Company’s request, serves or served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made or threatened to be made a party to a proceeding by reason of such person’s service in that capacity and to pay or reimburse that person’s reasonable expenses in advance of final disposition of a proceeding. This indemnity could apply to liabilities under the Securities Act in certain circumstances.

The Company’s bylaws also permit the Company, with the approval of its board of directors, to indemnify and advance expenses to (1) a person who served a predecessor in any of the capacities described above or (2) any of the Company’s employees or agents, or any employee or agent of a predecessor.

The Company also maintains indemnity insurance as permitted by Section 2-418 of the MGCL, pursuant to which its officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related losses under the Securities Act or the Exchange Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index.

Item 9.	Undertakings.

(a)	The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Hanesbrands Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 4, 2016.

Hanesbrands Inc.

By:	/s/ Gerald W. Evans, Jr.
Name: Gerald W. Evans, Jr.
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Gerald W. Evans, Jr., Richard D. Moss and Joia M. Johnson, and each one of them, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities on November 4, 2016.

Signature	Title

/s/ Gerald W. Evans, Jr.	Chief Executive Officer and Director
Gerald W. Evans, Jr.	(Principal Executive Officer)

/s/ Richard D. Moss	Chief Financial Officer
Richard D. Moss	(Principal Financial Officer)

/s/ M. Scott Lewis	Chief Accounting Officer and Controller
M. Scott Lewis	(Principal Accounting Officer)

/s/ Richard A. Noll	Chairman of the Board of Directors
Richard A. Noll

/s/ Bobby J. Griffin	Director
Bobby J. Griffin

/s/ James C. Johnson	Director
James C. Johnson

/s/ Jessica T. Mathews	Director
Jessica T. Mathews

/s/ Franck J. Moison	Director
Franck J. Moison

/s/ Robert F. Moran	Director
Robert F. Moran

/s/ Ronald L. Nelson	Director
Ronald L. Nelson

/s/ Andrew J. Schindler	Director
Andrew J. Schindler

/s/ David V. Singer	Director
David V. Singer

/s/ Ann E. Ziegler	Director
Ann E. Ziegler

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Womble Carlyle Sandridge & Rice LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Womble Carlyle Sandridge & Rice LLP (set forth in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this registration statement)

99.1	Hanesbrands Inc. Executive Deferred Compensation Plan, as amended (incorporated by reference from Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed with the SEC on February 6, 2014)

99.2	Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan (incorporated by reference from Exhibit 10.13 to the Company’s Annual Report on Form 10-K filed with the SEC on February 11, 2009)

99.3	First Amendment to Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan